Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form N-14) and related Prospectus of Oaktree Specialty Lending Corporation for the registration of 45,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated November 18, 2020, with respect to the consolidated financial statements of Oaktree Specialty Lending Corporation and the effectiveness of internal control over financial reporting of Oaktree Specialty Lending Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA November 20, 2020